EXHIBIT 10(k)
EXECUTIVE SEPARATION PAY PLAN
AND SUMMARY PLAN DESCRIPTION
SOLUTIA INC.
Overview
Solutia Inc. (the “Company”) maintains this Executive Separation Pay Plan (the “Plan”) to provide the following severance benefits if you are involuntarily terminated through no fault of your own in the circumstances described below. This document serves as both the summary plan description (“SPD”) and the Plan document. The Plan is effective October 1, 2008. The Executive Compensation and Development Committee (ECDC) of the Solutia Board of Directors will review the Plan at least annually and reserves the right to amend or terminate the Plan.
Who’s Eligible
Executive level employees selected by the CEO who (i) are classified as common-law employees in the payroll records of the Company or an affiliate that has adopted this Plan, (ii) have signed both the applicable standard Employment Agreement and a waiver and release of claims against the Company, and (iii) are involuntarily terminated through no fault of their own, or experience a material change in the location at which the executive performs services or a significant reduction in annual salary, are eligible for benefits under the Plan. Executive level employees will be notified in writing of their eligibility for the Plan.
At least annually, the CEO will review and confirm the list of eligible executive level employees. An executive level employee will be notified in writing if he ceases to be eligible for this Plan.
Aside from employees not included in the executive level of employment, employees not eligible for Plan benefits include the following:
•	employees who voluntarily resign, retire or die while employed;
•	employees who are terminated for cause or for poor performance;
•	employees who are receiving long-term disability benefits, or who exhaust disability benefits and are then terminated;
•	employees who are covered under an employment contract or agreement (other than a noncompetition agreement) that provides for severance benefits;
•	employees who have been offered other employment with the Company or a subsidiary or affiliate in the case of a job elimination;
•	employees who have been offered other employment in the case of job elimination through divestiture, with the purchaser, successor, or a subsidiary or affiliate of the purchaser or successor, whether or not the employee accepts the offer; and
•	employees who have not signed an employment agreement in the standard form required by the Company.
Employees who are eligible for this Plan are not eligible for any other Solutia separation pay plan.

How the Plan Works
The Plan provides the following benefits:
•	In the event of an involuntary termination not related to a Change in Control, total payments (less required withholding) equal to 100% of annual base salary (the employee’s base rate of pay on the date of termination will be used to determine the severance benefits under the Plan).
•	In the event of an involuntary termination within 12 months after a Change in Control, total payments (less required withholding) equal to 100% of annual base salary, plus the average annual bonus paid to you over the prior three calendar years ending before the Change in Control or, if less than three calendar years, the term of your employment with the Company.
•	Continuation of medical, dental, vision and basic life insurance benefits at active employee rates for four months, as described below.
In no event will the above payments exceed the lesser of (a) two times your annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which your separation from service occurs (adjusted for any increase during that year that was expected to continue indefinitely if you had not separated from service) or (b) two times the qualified plan limits in Code Section 401(a)(17) ($245,000 for 2009, indexed for inflation thereafter).
“Change in Control” shall be deemed to have occurred if:
(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person, excluding for this purpose acquisitions by a person pursuant to a merger of the Company or a Subsidiary that would not be a Change in Control under clause (b) below;
(2) Consummation of (x) a merger or consolidation of the Company or a Subsidiary with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation (or the ultimate parent company of the surviving company) would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of 50% or more of the Company’s assets that it owns as of the effective date of this Plan, or (z)· a liquidation or dissolution of the Company; provided, however, the effectiveness of a plan of reorganization pursuant to which a majority of the common stock of the reorganized Company is distributed (i) to Persons who are (a) holders of claims against the Company; (b) holders of equity interests in the Company; and/or (c) designated in the Company’s plan of reorganization proposal dated October 15, 2007 to receive common stock of the reorganized Company; or (ii) to or for the benefit of Company management, shall not constitute a “Change in Control”; or

(3) Directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
If you are otherwise eligible for benefits under the Plan, you must sign a waiver of claims provided by the Company in order to actually receive benefits under the Plan. If you do not sign a waiver in the form provided by the Company or if you sign a waiver, but later revoke it, you will not receive any benefits under the Plan. In order to be entitled to benefits under this Plan, you must execute and return the waiver to the Company within 60 days of the date of your termination of employment. Your severance payments will be made or commence, in the form determined by the Company, as soon as possible after you return the release. All payments under the Plan will be made no later than the last day of the second calendar year following the calendar year in which you terminate employment.
If You are Rehired
If you are later rehired by the Company or by a subsidiary or an affiliate of the Company, you will be required to reimburse the Company only if the number of weeks of base pay you received as separation pay under the Plan is greater than the number of weeks of actual separation — but then only for an amount equal to the difference. For example, if you receive 52 weeks of separation pay under the Plan and you are rehired by the Company, a subsidiary or an affiliate 32 weeks after your termination of employment, you would be required to repay 20 weeks of separation pay.
Medical, Dental and Vision
You are eligible for COBRA coverage only if you participated in the Solutia health plans on your date of termination. During the first four months of COBRA coverage, the Company will continue to pay the share of the cost it pays for active employees. If you elect COBRA coverage and continue to make required employee contributions, coverage will continue for four (4) months from the end of the month in which your termination occurs. After this 4-month period, you must pay 100% of the cost of COBRA coverage to continue the coverage. For example, if you terminate employment on April 17, your subsidized COBRA coverage would be provided from May 1 through August 31. However, if you become eligible for coverage under a group health, dental or vision plan of a new employer before this period ends, your coverage under the Company’s plans will cease.
Basic Term Insurance
Coverage will continue for four months from the end of the month in which your termination occurs.

Impact on Other Benefits
For detailed information regarding the impact of your termination of employment on your other benefits, visit Solutia Benefits Center at www.ibenefitcenter.com\solutia.
Additional Legal Information
Claims Appeal Procedures:
Your claim for benefits under the Plan will be processed within 90 days (normally much sooner) after receipt of the claim. However, if special circumstances require an extension of time for making a determination on the claim, you will be so notified in writing or electronically by the Employee Benefits Plans Committee or its designee (collectively, the “Committee”) before the end of the initial 90-day period. In no event will the special extension exceed a period of 90 days from the end of the first 90-day period.
If your claim for benefits is denied, you will be provided a notice of denial that includes:
•	The reason for the denial with specific reference to the Plan provisions on which the denial is based;
•	A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary;
•	Notice of your right to have the denial reviewed and an explanation of the claim review procedure; and
•	A statement of your right to bring a civil action under ERISA Section S02(a) following an adverse decision on appeal.
If you receive notice of denial, you or your authorized representative may request a review of the claim by giving written notice to the Committee. Your request for review must be made in writing not later than 60 days after receipt of the notice of denial. If the written request for review is not made within the specified 60-day period, you will waive the right to review by the Committee.
A review will be promptly made by the Committee after receipt of a timely filed request for review. In addition, you or your authorized representative may review, free of charge, relevant documents and submit additional issues, comments, documents, and records, regardless of whether or not such information was considered in connection with the initial benefits determination. A decision on review will be made and furnished to you in writing. Deference will not be afforded any prior benefits determination.
You will be notified no later than 60 days after submission of your request for review. However, if the Committee finds it necessary to extend this period due to special circumstances and they notify you in writing, the decision will be rendered as soon as practicable, but no later than one hundred twenty (120) days after your request for review.

If your appeal is denied in whole or in part, you will be notified in writing of the specific reasons for the decision. The denial notice will also include the following information: (i) references to the specific Plan provision(s) upon which the decision was based; (ii) a statement that, upon written request and free of charge, you will be provided reasonable access to and copies of all documents, records and other information relevant to your claim for benefits; and (iii) a statement of your right to bring a civil action under ERISA Section S02(a).
The Committee is granted complete fiduciary discretion and authority to interpret the Plan, decide all questions of eligibility and benefits, and adjudicate all claims (including any underlying factual determinations), and its decision on review will be final and binding on all parties unless overturned by a court.
ERISA Rights:
The Company operates its employee benefit plans with the interests of employees in mind and attempts to communicate to employees their rights and entitlements. Certain rights and protections are provided to participants in the Plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). These ERISA rights include the following:
•	You may examine all Plan documents without charge. These may include the annual financial reports, if any, Plan descriptions, and all other documents filed with the United States Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•	Copies of Plan documents and the latest annual report (Form 5500 Series), and other information may be obtained by writing to the Committee. A reasonable charge may be assessed for these copies.
•	You have the right to receive a written summary of the Plan’s annual financial reports. The Plan Administrator is required by law to provide each Participant with a copy of any summary annual report.
•	You may not be discharged or discriminated against to prevent your obtaining a benefit or exercising your ERISA rights.
•	If a claim for a benefit is denied, in whole or in part, a written explanation from the Committee or a delegated representative will be provided. You have the right to obtain copies of documents relating to the decision without charge, and to have the Plan Administrator review and reconsider any denied claim all within certain time schedules.
In addition to creating rights for Plan participants, ERISA imposes certain duties on the people responsible for the operation of the Plan. The people who operate the Plan, called fiduciaries, have a duty to do so prudently and in the best interest of you and your beneficiaries. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan. The named fiduciary with respect to this Plan is the Committee.

Under certain circumstances, outside assistance may be necessary to resolve disputes between you and Plan officials. For example:
•	If materials are requested from the Committee and are not received within 30 days, suit may be filed in a federal court. In such a case, the court may require the Committee to provide the materials and pay you up to $110 a day until the materials are received-unless the materials were not sent because of reasons beyond the control of the Committee.
•	If a claim for benefits is denied or ignored, in whole or in part, after a final review, suit may be filed in a state or federal court.
•	If the fiduciaries misuse the Plan’s money, or if you are discriminated against for pursuing a benefit or exercising your ERISA rights, you may seek help from the United States Department of Labor or file suit in federal court.
If a suit is filed, the court will decide who should pay court costs and legal fees. If you win the suit, the court may order the person sued to pay the court costs and legal fees. If you lose the suit, the court may order you to pay the costs and fees if, for example, the court decides the suit was frivolous.
For further information about this statement or about ERISA rights, contact the Employee Benefits Plans Committee, Solutia Inc., 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, MO 63166-6760, or the nearest area office of the Employee Benefits Security Administration, United States Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
No Rights to Employment.
Neither this Plan/SPD, nor any statements concerning the Plan/SPD will create any rights to continued employment or affect the Company’s ability to terminate an employee’s employment.
Standard of Review and Exercise of Discretion:
The Committee and its delegates have the complete fiduciary discretion and authority to interpret all Plan provisions, and determine whether a ‘participant or beneficiary is entitled to any benefit pursuant to the terms of the Plan. Benefits are payable under the Plan only if the Committee so decides in its discretion. All interpretations of the Plan by the Committee are final and legally binding on all parties. Any review of an action taken by the Committee shall be based solely on evidence before the Committee at the time of its decision.
Assignment of Benefits:
You may not assign, alienate or otherwise attempt to transfer your benefits under the Plan.
Amendment and Termination:
The Company currently intends to continue the Plan described in this document. However, Plan benefits are neither vested nor accrued, and because it is impossible to predict all future conditions, the Company and/or the ECDC reserve the right to amend or terminate the Plan at any time in its sole discretion.

Administrative Information

Name of Plan	Solutia Inc. Executive Separation Pay Plan

Type of Plan	Welfare Benefit

Plan Year	January 1-December 31

Funding	Self-Funded by Solutia Inc.

Plan Administrator and Principal Employer	Solutia Inc. 575 Maryville Centre Drive P.O. Box 66760 St. Louis, MO 63166-6760 (314) 674-1000

A participant or beneficiary may obtain an updated list of the employers sponsoring the plan by sending a written request to the above address. The list of sponsoring employers is also available for inspection at the above address.

Agent for Service of Legal Process	General Counsel Solutia Inc. 575 Maryville Centre Drive P.O. Box 66760 St. Louis, MO 63166-6760

Company Employer Identification Number	43-1781797

Plan Number	531 — Part of Solutia Inc. Master Welfare Benefit Plan for Salaried and Non-Hourly Employees